UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 17, 2008

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                        ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                        ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                        ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                        ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5                                             Corporate Governance and Management

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of William J. Kullback as Chief Financial Officer and Senior Vice President

On March 17, 2008, William J. Kullback was appointed Angeion’s Chief Financial Officer (“CFO”) and Senior Vice President.

Mr. Kullback, age 48, brings almost 25 years of financial and management experience to Angeion Corporation.  From May, 2006 until March, 2008, he was CFO of Flex Fund Financial Services, a private financial services firm.  From April, 2005 to May, 2006, Kullback served as CFO for IntriCon Corporation, a $50 million publicly traded manufacturer that specializes in the high technology medical device and communications industries.  Kullback also served as CFO at MedSource Technologies, Inc., a medical device outsourcer, from November, 2002 to September, 2004, and served as CFO at PEMSTAR, Inc., an engineering and manufacturing service corporation prior to that.

Under the Employment Agreement, Mr. Kullback receives an annual salary of $200,000 and is entitled to earn an annual cash bonus of up to 50% of his annual salary based upon achievement of certain objectives in the Angeion Bonus Program established by the Board of Directors.  Mr. Kullback’s employment may be terminated upon 60 days written notice by either party, upon notice by the Company of termination “for cause” or upon the event of Mr. Kullback’s death or disability.  The Agreement also contains a non-compete provision for one year after the termination of Mr. Kullback’s employment.  If Mr. Kullback’s employment is terminated by the Company without cause, however, other than in circumstances covered by the Change-in-Control Agreement described below, then Mr. Kullback will be entitled to a lump-sum payment equal to nine months of his annual base salary and any earned bonus that had not previously been paid, plus an annual incentive bonus for that fiscal year at target performance on a pro rata basis, if and when other senior management of the Company are paid a bonus based on achievement of goals at or above target for that year, or if the termination occurs in the second half of the fiscal year and if other senior executives receive a bonus for over-target performance for the fiscal year, then Mr. Kullback would receive a pro rata portion of the comparable CFO-level bonus specified for over-target performance for the fiscal year.  These termination payments become applicable after Mr. Kullback’s successful completion of 90 days of employment.  The Company has also agreed that it will grant Mr. Kullback a combination of stock options and restricted stock grants in an amount commensurate with his position.

The Company and Mr. Kullback will also enter into a Change-in-Control Agreement dated as of June 16, 2008 (upon the successful completion of the 90 day employment period).  Under this agreement, if Mr. Kullback’s employment is terminated during a period of eighteen months following a Change-in-Control of the Company (i) by the Company other than for Cause or death, or (ii) by Mr. Kullback for Good Reason (as these terms are defined in the Agreements), then he will be entitled to a lump-sum payment equal to 1.5 times his annual base salary.  In addition to this amount, Mr. Kullback would be entitled to a fee for out-placement services in an amount equal to 10% of his salary or $20,000 and the Company would continue to pay its portion of his health insurance for twelve months as if he were still employed.  If this termination without cause were to occur after the effective date of his Change-in-Control Agreement, the amount payable to Mr. Kullback pursuant to his Change-in-Control Agreement would be approximately $320,000.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Press release dated March 17, 2008 reporting Angeion Corporation naming William Kullback as new Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: March 21, 2008	By	/s/ Rodney A. Young
Rodney A. Young
President and Chief Executive Officer